GE CAPITAL

			      GE Capital Mortgage Services, Inc.
			      A Unit of General Electric Mortgage
			      Capital Corporation
			      4680 Hallmark Parkway
			      San Bernardino, CA  92407
			      800-222-0238

		       OFFICER'S CERTIFICATION

The undersigned officer of GE Capital Mortgage Services, Inc.
hereby certifies, that:

a) Such servicing officer has reviewed the activities of the Master Servicer during the preceding calendar year or portion thereof and its performance under the Agreement;

b) To the best of such servicing officer's knowledge, based on such review, the Master Servicer has performed and fulfilled its duties, responsibilities and obligations under the Agreement in all material respects throughout such year;

c) An officer has conducted an examination of the activities of each Servicer during the preceding calendar year and its performance under the related servicing agreement;

d) The Master Servicer has received from each Servicer such Servicer's Annual Certification of Compliance;

e) To the best of such officer's knowledge, based on such examination, the Servicer has performed and fulfilled its duties, responsibilities and obligations under its Servicing Agreement in all material respects throughout such year;

f) All premiums for each Standard Federal Hazard Insurance Policy, Flood insurance Policy (if any), Primary Mortgage Insurance Policy (if any), and FHA Certificate of Mortgage Insurance (if any), with respect to each Mortgage loan and each Mortgaged Property have been paid and that such insurance policies are in full force and effect; and

g) Such officer has confirmed that the Fidelity Bond and Errors and Omissions Insurance Policy are in full force and effect and meet the requirements of the definitions of such terms.


			       GE CAPITAL MORTGAGE SERVICES, INC.

March 31, 1995                 /s/Karol A. Mason
Date                           Karol A. Mason, Vice President